Exhibit 10.14

Final Form

TAX RECEIVABLE AGREEMENT

among

SNAP ONE HOLDINGS CORP.

and

THE PERSONS NAMED HEREIN

Dated as of                , 2021

TABLE OF CONTENTS

i

ii

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), is dated as of                , 2021, and is among Snap One Holdings Corp., a Delaware corporation (including any successor corporation, the “Corporate Taxpayer”), Crackle Holdings, L.P., a Delaware limited partnership (the “Initial TRA Party”), and each of the other persons from time to time that become a party hereto (each, excluding the Corporate Taxpayer, a “TRA Party” and together the “TRA Parties”).

RECITALS

WHEREAS, the income, gain, loss, expense and other Tax (as defined below) items of the Corporate Taxpayer may be affected by the Tax Benefits (as defined below);

WHEREAS, in connection with an initial public offering of the Corporate Taxpayer, the parties to this Agreement desire to make certain arrangements with respect to the Tax Benefits and their effect on the Tax liability of Corporate Taxpayer;

WHEREAS, following the execution of this Agreement, but prior to the IPO (as defined below), the Initial TRA Party will liquidate in accordance with the terms of its limited partnership agreement and will distribute its rights under this Agreement to certain of its partners (the “Initial TRA Party Distribution”), whereupon each such partner will become a TRA Party as an assignee;

WHEREAS, following the Initial TRA Party Distribution, the Corporate Taxpayer intends to consummate the IPO.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.         Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Actual Tax Liability” means, with respect to any Taxable Year, the sum of (i) the actual liability for U.S. federal income Taxes of the Corporate Taxpayer as reported on the Corporate Taxpayer Return and (ii) the product of the U.S. federal taxable income of the Corporate Taxpayer determined in connection with clause (i) of this sentence and five percent (5%).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means a per annum rate of LIBOR plus 100 basis points.

“Agreement” is defined in the Preamble to this Agreement.

“Amended Schedule” is defined in Section 2.2(b) of this Agreement.

“Applicable Percentage” means, in respect of any TRA Party, the percentage set forth opposite such TRA Party’s name on Schedule I hereto, as the same may be updated from time to time in accordance with Section 7.6(a). Immediately following the Initial TRA Party Distribution, Schedule I shall be updated such that the Applicable Percentage of each TRA Party will be a fraction expressed as a percentage equal to (x) the amount of Common Stock directly held by such TRA Party immediately after the Initial TRA Party Distribution divided by (y) the sum of the amount of Common Stock directly held by all TRA Parties immediately after the Initial TRA Party Distribution.

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the Board of Directors of the Corporate Taxpayer.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Change of Control” means the occurrence of any of the following events:

(i)	any Person or any group of Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or any successor provisions thereto (excluding (a) a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of stock of the Corporate Taxpayer or (b) an H&F Party, any “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (or any successor provisions thereto) that includes an H&F Party or Permitted Transferees or any Person more than 50% of the combined voting power of then outstanding voting securities of which are owned by an H&F Party or Permitted Transferees or any such “group”) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporate Taxpayer representing more than 50% of the combined voting power of the Corporate Taxpayer’s then outstanding voting securities; or

(ii)	the following individuals cease for any reason to constitute a majority of the number of directors of the Corporate Taxpayer then serving: individuals who, on the IPO Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Corporate Taxpayer’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the IPO Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii); or

(iii)	there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iv)	the stockholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets, other than such sale or other disposition by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii) and clause (iii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns, directly or indirectly, all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions. For purposes of this definition, “Permitted Transferee” means with respect to any H&F Party, a transferee to whom such Permitted Investor has assigned an interest in this Agreement in accordance with Section 7.6.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, $0.01 par value per share, of the Corporate Taxpayer.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer” is defined in the Preamble to this Agreement; provided that the term “Corporate Taxpayer” shall include any company that is a member of any consolidated tax return of which Snap One Holdings Corp. is the common parent, where appropriate.

“Corporate Taxpayer Return” means the U.S. federal income Tax Return of the Corporate Taxpayer filed with respect to Taxes of any Taxable Year.

“Cumulative Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year. The Realized Tax Benefit for each Taxable Year shall be determined based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination; provided, that, for the avoidance of doubt, the computation of the Cumulative Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits.

“Default Rate” means a per annum rate of LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state or local Tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” is defined in Section 7.8(a) of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” means the date on which an Early Termination Schedule becomes binding pursuant to Section 4.2.

“Early Termination Notice” is defined in Section 4.2 of this Agreement.

“Early Termination Payment” is defined in Section 4.3(b) of this Agreement.

“Early Termination Rate” means the lesser of (i) 6.5% per annum, compounded annually, and (ii) LIBOR plus 200 basis points.

“Early Termination Schedule” is defined in Section 4.2 of this Agreement.

“Escrow Agreement” means the Escrow Agreement, dated as of                , 2021, by and among the Corporate Taxpayer, the TRA Party Representative and Wilmington Trust, National Association, as escrow agent.

“Exchange Agreement” means each of the Exchange Acknowledgement and Agreements, dated as of                , 2021, by and among the Corporate Taxpayer, the Initial TRA Party, Crackle Holdings GP LLC and the respective management unitholders identified on the signature page attached thereto.

“Expert” is defined in Section 7.9 of this Agreement.

“Forfeited Escrow Funds” means Escrow Funds in respect of any Additional Payments (each as defined in the Escrow Agreement) that are forfeited in accordance with the applicable Exchange Agreement and the Escrow Agreement.

“Future TRAs” is defined in Section 5.1 of this Agreement.

“H&F Party” means any TRA Party that is an Affiliate of Hellman & Friedman Capital Partners VIII, L.P., Hellman & Friedman LLC or any of their respective Affiliates, investment funds or successors. For the avoidance of doubt, the Initial TRA Party is an H&F Party.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the sum of (i) the liability for U.S. federal income Taxes of the Corporate Taxpayer using the same methods, elections, conventions and similar practices used on the relevant Corporate Taxpayer Return and (ii) the product of the U.S. federal taxable income of the Corporate Taxpayer determined in connection with clause (i) of this sentence and five percent (5%), but calculated without taking into account the use of Tax Benefits, if any. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to the Tax Benefits.

“Imputed Interest” means any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state or local Tax law, as applicable, with respect to the Corporate Taxpayer’s payment obligations under this Agreement.

“Initial TRA Party Distribution” is defined in the Preamble to this Agreement

“Interest Amount” is defined in Section 3.1(b) of this Agreement.

“IPO” means the initial public offering of Common Stock by the Corporate Taxpayer.

“IPO Date” means the closing date of the IPO.

“IPO Date Amortization” means the amortization deductions with respect to “amortizable section 197 intangibles” as defined in Section 197(c) and (d) of the Code, and the reduction of taxable income and gain attributable to existing tax basis in any such assets, that is held by the Corporate Taxpayer or any of its Subsidiaries (including for this purpose any Person that will be a Subsidiary of the Corporate Taxpayer immediately prior to the IPO Date) immediately prior to the IPO Date. Notwithstanding the foregoing, the term “IPO Date Amortization” shall not include any Tax attribute that is used to offset Taxes of the Corporate Taxpayer, if such offset Taxes are attributable to taxable periods (or portions thereof) ending immediately prior to the IPO Date.

“IRS” means the United States Internal Revenue Service.

“LIBOR” means during any period, the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market or such other commercially available source providing quotations of such rates as may be designated by the Corporate Taxpayer from time to time), or the rate which is quoted by another source selected by the Corporate Taxpayer as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such period as the London interbank offered rate for U.S. dollars having a borrowing date and a maturity comparable to such period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by the Corporate Taxpayer and the TRA Party Representative at such time, which determination shall be conclusive absent manifest error); provided, that at no time shall LIBOR be less than 0%. If the Corporate Taxpayer has made the determination (such determination to be conclusive absent manifest error) that (i) LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars or (ii) the applicable supervisor or administrator (if any) of LIBOR has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for loans in the U.S. loan market in U.S. dollars, then the Corporate Taxpayer and the TRA Party Representative shall (as determined by the Corporate Taxpayer and the TRA Party Representative to be consistent with market practice generally), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace LIBOR for all purposes under this Agreement. In connection with the establishment and application of the Replacement Rate, this Agreement shall be amended solely with the consent of the Corporate Taxpayer and the TRA Party Representative, as may be necessary or appropriate, in the reasonable judgment of the Corporate Taxpayer and the TRA Party Representative, to effect the provisions of this section. The Replacement Rate shall be applied in a manner consistent with market practice; provided, that in each case, to the extent such market practice is not administratively feasible for the Corporate Taxpayer, such Replacement Rate shall be applied as otherwise reasonably determined by the Corporate Taxpayer and the TRA Party Representative.

“Material Objection Notice” is defined in Section 4.2 of this Agreement.

“Net Tax Benefit” is defined in Section 3.1(b) of this Agreement.

“NOLs” means, without duplication, the United States federal net operating losses, capital losses, research and development credits, excess Section 163(j) limitation carryforwards and any United States federal tax attributes subject to carryforward under Section 381 of the Code of the Corporate Taxpayer or its Subsidiaries relating to taxable periods ending on or before the IPO Date.

“Objection Notice” is defined in Section 2.2(a) of this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability of the Corporate Taxpayer. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Reconciliation Dispute” is defined in Section 7.9 of this Agreement.

“Reconciliation Procedures” is defined in Section 2.2(a) of this Agreement.

“Schedule” means any of: (i) a Tax Benefit Schedule or (ii) the Early Termination Schedule.

“Senior Obligations” is defined in Section 5.1 of this Agreement.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“TRA Party” is defined in the Preamble to this Agreement.

“TRA Party Representative” means H&F Copper Holdings VIII, L.P., a Delaware Limited Partnership.

“Tax Benefits” means the NOLs, IPO Date Amortization and any tax deductions attributable to (i) payments made under this Agreement or (ii) Imputed Interest.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.2(a) of this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state or local Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the IPO Date.

“Taxes” means any and all United States federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date, (1) the Corporate Taxpayer will have taxable income sufficient to fully utilize any Tax Benefit (subject to the assumptions in clause (2) below) during the Taxable Year (including, for the avoidance of doubt, tax deductions attributable to future payments made under this Agreement, or Imputed Interest attributable to such future payments, that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available, (2) any NOLs or loss carryovers generated by deductions arising from any Tax Benefit that are available as of the date of such Early Termination Date will be used by the Corporate Taxpayer on a pro rata basis from the date of such Early Termination Date through the earlier of (x) the scheduled expiration date under applicable Tax law of such NOLs or loss carryovers or (y) the fifth (5th) anniversary of the Early Termination Date, (3) the utilization of the Tax Benefits for such Taxable Year or future Taxable Years, as applicable, will be determined based on the Tax laws in effect on the Early Termination Date and (4) the United States federal income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date.

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

Section 2.1.         Tax Benefit Schedule.

(a)               Tax Benefit Schedule. Within ninety (90) calendar days after the filing of the United States federal income tax return of the Corporate Taxpayer for any Taxable Year in which there is a Realized Tax Benefit, the Corporate Taxpayer shall provide to the TRA Party Representative a schedule showing, in reasonable detail, the calculation of the Tax Benefit Payments to be made to each TRA Party for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule will become final as provided in Section 2.2(a) and may be amended as provided in Section 2.2(b) (subject to the procedures set forth in Section 2.2(b)).

(b)               Applicable Principles. Subject to Section 3.3(a), the Realized Tax Benefit for each Taxable Year is intended to measure the decrease in the actual liability for U.S. federal income Taxes, and to approximate the decrease in the actual liability for U.S. state and local income Taxes, of the Corporate Taxpayer for such Taxable Year attributable to the Tax Benefits, determined using a “with and without” methodology. Carryovers or carrybacks of any Tax item attributable to the Tax Benefits shall be considered to be subject to the rules of the Code and the Treasury Regulations, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to the Tax Benefits and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology.

Section 2.2.         Procedures, Amendments.

(a)               Procedure. Every time the Corporate Taxpayer delivers to the TRA Party Representative an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.2(b), the Corporate Taxpayer shall also (x) deliver to the TRA Party Representative supporting schedules and work papers, as determined by the Corporate Taxpayer or as reasonably requested by the TRA Party Representative, providing reasonable detail regarding data and calculations that were relevant for purposes of preparing the Schedule and (y) allow the TRA Party Representative reasonable access at no cost to the appropriate representatives at the Corporate Taxpayer, as determined by the Corporate Taxpayer or as reasonably requested by the TRA Party Representative, in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, the Corporate Taxpayer shall ensure that any Tax Benefit Schedule that is delivered to the TRA Party Representative, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability of the Corporate Taxpayer and the Hypothetical Tax Liability, and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the date on which the TRA Party Representative is treated as having received the applicable Schedule or amendment thereto under Section 7.1 unless the TRA Party Representative (i) within thirty (30) calendar days from such date provides the Corporate Taxpayer with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of an Objection Notice, the Corporate Taxpayer and the TRA Party Representative shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”). The TRA Party Representative will fairly represent the interests of each of the TRA Parties and shall use reasonable efforts to timely raise and pursue, in accordance with this Section 2.2(a), any reasonable objection to a Schedule or amendment thereto timely communicated in writing to the TRA Party Representative by a TRA Party.

(b)               Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the TRA Party Representative, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, or (v) to reflect a change in the Realized Tax Benefit for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to each TRA Party within ninety (90) calendar days of the occurrence of an event referenced in clauses (i) through (v) of the preceding sentence.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1.         Payments.

(a)               Payments. Within five (5) Business Days after a Tax Benefit Schedule delivered to the TRA Party Representative becomes final in accordance with Section 2.1(a), the Corporate Taxpayer shall pay to each TRA Party for such Taxable Year the Tax Benefit Payment in respect of such TRA Party determined pursuant to Section 3.1(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and such TRA Party or, in the absence of such designation or agreement, by check mailed to the last mailing address provided by such TRA Party to the Corporate Taxpayer. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated Tax payments, including, without limitation, federal estimated income Tax payments.

(b)               A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, equal to the sum of such TRA Party’s Applicable Percentage of the Net Tax Benefit and the Interest Amount with respect thereto. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest but instead shall be treated as additional consideration in the applicable transaction, unless otherwise required by law. The “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Realized Tax Benefit as of the end of such Taxable Year, over the total amount of payments previously made under Section 3.1(a) (excluding payments attributable to Interest Amounts); provided, for the avoidance of doubt, that no such recipient shall be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the Corporate Taxpayer Return with respect to Taxes for such Taxable Year until the payment date under Section 3.1(a).

Section 3.2.         No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.3.         Pro Rata Payments.

(a)               Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate Tax benefit of the Corporate Taxpayer with respect to the Tax Benefits is limited in a particular Taxable Year because the Corporate Taxpayer does not have sufficient taxable income, the Net Tax Benefit for the Corporate Taxpayer shall be allocated among all parties eligible for a Tax Benefit Payment under this Agreement in proportion to the amounts of Net Tax Benefit that would have been allocated to each party if the Corporate Taxpayer had sufficient taxable income so that there were no such limitation.

(b)               If for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then the Corporate Taxpayer and the TRA Parties agree that (i) Tax Benefit Payments for such Taxable Year shall be allocated to all parties eligible to receive Tax Benefit Payments under this Agreement in such Taxable Year in proportion to the amounts of Tax Benefit Payments, respectively, that would have been made to each TRA Party if the Corporate Taxpayer had sufficient cash available to make such Tax Benefit Payments and (ii) prior to making any Tax Benefit Payments in respect of any Taxable Year, all Tax Benefit Payments to all TRA Parties in respect of all prior Taxable Years shall be made in full; provided, however, that any payments that were previously held by the Corporate Taxpayer on behalf of a TRA Party and have now become due and payable pursuant to Section 3.4 shall be made prior to any other Tax Benefit Payments.

Section 3.4.         Forfeited Escrow Funds Payments. Within five (5) Business Days of the end of the quarter following the forfeiture of any Forfeited Escrow Funds pursuant to the applicable Exchange Agreement and the Escrow Agreement, such funds shall be promptly distributed by the Escrow Agent (as defined in the Escrow Agreement) to the TRA Parties pro rata (based on their respective Applicable Percentages). Such payments shall be made pursuant to the terms and conditions set forth in the Escrow Agreement. The Corporate Taxpayer and the TRA Party Representative agree to take such action as is necessary under the Escrow Agreement or any other agreement to effectuate the foregoing.

ARTICLE IV

TERMINATION

Section 4.1.         Early Termination of Agreement; Breach of Agreement.

(a)               The Corporate Taxpayer may terminate this Agreement at any time with respect to all amounts payable to the TRA Parties by paying to each TRA Party the Early Termination Payment in respect of such TRA Party; provided, however, that this Agreement shall only terminate upon the receipt of the Early Termination Payment by all of the TRA Parties, and provided, further, that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment in respect of each TRA Party by the Corporate Taxpayer, the Corporate Taxpayer shall have no further payment obligations under this Agreement, other than for any (i) Tax Benefit Payment due and payable and that remains unpaid as of the date the Early Termination Notice is delivered and (ii) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in this clause (ii) is included in the Early Termination Payment).

(b)               In the event that (1) the Corporate Taxpayer breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder, or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise or (2) (A) the Corporate Taxpayer shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking an appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or it shall make a general assignment for the benefit of creditors or (B) there shall be commenced against the Corporate Taxpayer any case, proceeding or other action of the nature referred to in clause (A) above that remains undismissed or undischarged for a period of sixty (60) calendar days, all obligations hereunder shall be automatically accelerated and shall be immediately due and payable, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such event and shall include, but not be limited to, (x) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on such date, (y) any Tax Benefit Payment due and payable and that remains unpaid as of such date and (z) any Tax Benefit Payment due for the Taxable Year ending with or including such date; provided that procedures similar to the procedures of Section 4.2 and 4.3 shall apply with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence mutatis mutandis. Notwithstanding the foregoing, (other than as set forth in subsection (2) above), in the event that the Corporate Taxpayer breaches this Agreement, each TRA Party shall be entitled to elect to receive the amounts set forth in clauses (x), (y) and (z) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of a material obligation of this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment when due to the extent that the Corporate Taxpayer has insufficient funds to make such payment; provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporate Taxpayer does not have sufficient cash to make such payment as a result of limitations imposed by any Senior Obligations, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate).

(c)               In the event of a Change of Control, then all obligations hereunder shall be automatically accelerated and shall be immediately due and payable, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control and utilizing the Valuation Assumptions by substituting in each case the terms “the closing date of a Change of Control” in each place where the phrase “Early Termination Date” appears. Such obligations shall include, but not be limited to, (1) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on such date, (2) any Tax Benefit Payment due and payable and that remains unpaid as of such date and (3) any Tax Benefit Payment due for the Taxable Year ending with or including such date; provided that procedures similar to the procedures of Section 4.2 and 4.3 shall apply with respect to a Change of Control, mutatis mutandis.

Section 4.2.         Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1(a) above, the Corporate Taxpayer shall deliver to the TRA Party Representative notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (“Early Termination Schedule”) specifying the Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment for each TRA Party. The Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which the TRA Party Representative is treated as having received such Schedule or amendment thereto under Section 7.1 unless the TRA Party Representative (i) within thirty (30) calendar days after such date provides the Corporate Taxpayer with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and the TRA Party Representative shall employ the Reconciliation Procedures in which case such Schedule becomes binding ten (10) days after the conclusion of the Reconciliation Procedures. The TRA Party Representative will fairly represent the interests of each TRA Party and shall timely raise and pursue, in accordance with this Section 4.2, any reasonable objection to an Early Termination Schedule or amendment thereto timely communicated in writing to the TRA Party Representative by a TRA Party.

Section 4.3.         Payment upon Early Termination.

(a)               Within five (5) Business Days after an Early Termination Effective Date, the Corporate Taxpayer shall pay to each TRA Party an amount equal to the Early Termination Payment in respect of such TRA Party. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by such TRA Party or as otherwise agreed by the Corporate Taxpayer and such TRA Party or, in the absence of such designation or agreement, by check mailed to the last mailing address provided by such TRA Party to the Corporate Taxpayer.

(b)               The “Early Termination Payment” in respect of a TRA Party shall equal such TRA Party’s Applicable Percentage of the present value, discounted at the Early Termination Rate as of the applicable Early Termination Effective Date, of the Tax Benefit Payments that would be required to be paid by the Corporate Taxpayer to such TRA Party beginning from the Early Termination Date and assuming that the Valuation Assumptions in respect of such TRA Party are applied and that each Tax Benefit Payment for the relevant Taxable Year would be due and payable on the due date (without extensions) under applicable law as of the Early Termination Effective Date for filing the Corporate Taxpayer Return.

Section 4.4.         Termination. This Agreement shall be considered terminated on the date on which all Tax Benefit Payments have been made under this Agreement.

Section 4.5.         Effectiveness. This Agreement shall be effective as of the IPO Date.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1.         Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporate Taxpayer to the TRA Parties under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of the TRA Parties and the Corporate Taxpayer shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations. Notwithstanding any other provision of this Agreement to the contrary, to the extent that the Corporate Taxpayer or any of its Affiliates enters into future Tax receivable or other similar agreements (“Future TRAs”), the Corporate Taxpayer shall ensure that the terms of any such Future TRA shall provide that the Tax Benefits subject to this Agreement are considered senior in priority to any Tax benefits subject to any such Future TRA for purposes of calculating the amount and timing of payments under any such Future TRA.

Section 5.2.         Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the TRA Parties when due under the terms of this Agreement, whether as a result of Section 5.1 or otherwise, shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was first due and payable until, but not including, the date of actual payment.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1.         Participation in the Corporate Taxpayer’s Tax Matters. Except as otherwise provided herein, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify the TRA Party Representative of, and keep the TRA Party Representative reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer by a Taxing Authority the outcome of which is reasonably expected to materially affect the rights and obligations of any TRA Party under this Agreement, and shall provide to the TRA Party Representative reasonable opportunity to provide information and other input to the Corporate Taxpayer and its advisors concerning the conduct of any such portion of such audit.

Section 6.2.         Consistency. The Corporate Taxpayer and the TRA Parties agree to report and cause to be reported for all purposes, including federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, each Tax Benefit Payment) in a manner consistent with that contemplated by this Agreement or specified by the Corporate Taxpayer in any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement unless otherwise required by law. The Corporate Taxpayer shall (and shall cause its Subsidiaries to) use reasonable efforts (for the avoidance of doubt, taking into account the interests and entitlements of all of the TRA Parties under this Agreement) to defend the Tax treatment contemplated by this Agreement and any Schedule in any audit, contest or similar proceeding with any Taxing Authority.

Section 6.3.         Cooperation. The TRA Party Representative, on behalf of each TRA Party, agrees to (a) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (a) above and (c) reasonably cooperate in connection with any such matter, and the Corporate Taxpayer shall reimburse the TRA Party Representative for any reasonable and documented out-of-pocket costs and expenses incurred pursuant to this Section. Upon the request of the TRA Party Representative, the Corporate Taxpayer shall cooperate in taking any action reasonably requested by the TRA Party Representative in connection with any TRA Party’s tax or financial reporting and/or the consummation of any assignment or transfer of any TRA Party’s rights and/or obligations under this Agreement, including without limitation, providing any information or executing any documentation.

ARTICLE VII

MISCELLANEOUS

Section 7.1.         Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile or email with confirmation of transmission by the transmitting equipment or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporate Taxpayer to:

Snap One Holdings Corp.

1800 Continental Blvd, Suite 300

Charlotte, North Carolina 28273

E-mail:	[ ]
Attention:	[ ]
Telecopy:	[ ]

with a copy (which shall not constitute actual or constructive notice) to:

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, California 94304

Attention:	[ ]
E-mail:	[ ]

If to the TRA Party Representative, to:

H&F Copper Holdings VIII, L.P.

c/o Hellman & Friedman LLC

415 Mission Street, Suite 5700

San Francisco, California 94105

Attention:	[ ]
E-mail:	[ ]

with a copy (which shall not constitute actual or constructive notice) to:

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, California 94304

Attention:	[ ]
E-mail:	[ ]

Any party may change its address, fax number or email by giving the other party written notice of its new address, fax number or email in the manner set forth above. Notice to any TRA Party shall be delivered to the last mailing address provided by such TRA Party to the Corporate Taxpayer.

Section 7.2.         Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3.         Entire Agreement; Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4.         Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware.

Section 7.5.         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6.         Successors; Assignment; Amendments; Waivers.

(a)               Each TRA Party may assign any of its rights under this Agreement to any Person so long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, substantially similar in form and substance to Exhibit A hereto, agreeing to become a TRA Party for all purposes of this Agreement, except as otherwise provided in such joinder; provided, that, if any H&F Party (an “Assigning H&F Party”) proposes to transfer and/or assign any of its rights under this Agreement to any Person (other than another H&F Party or Permitted Assignee thereof), then (i) such Assigning H&F Party shall have the right to require each TRA Party (other than the H&F Parties) to transfer and/or assign to such Person an equivalent proportion of such TRA Party’s rights under this Agreement on the same economic terms and conditions as such Assigning H&F Party, following reasonable advance notice delivered by such Assigning H&F Party to each such TRA Party containing the material terms and conditions (to the extent reasonably determinable) with respect to such transfer and/or assignment and (ii) in the event that such H&F Assigning Party does not exercise its rights pursuant to the foregoing clause (i), such H&F Assigning Party shall provide each TRA Party (other than the H&F Parties) with the right to transfer or assign to such Person an equivalent proportion of such TRA Party’s rights under this Agreement on the same economic terms and conditions as the Assigning Party, exercisable by such TRA Party within five (5) Business Days following reasonable advance notice delivered by such Assigning H&F Party to each such TRA Party containing the material terms and conditions (to the extent reasonably determinable) with respect to such transfer and/or assignment, in each case of the foregoing clauses (i) and (ii), (x) with such transfer and/or assignment being effectuated pursuant to such procedures and documentation as the TRA Party Representative shall reasonably determine and (y) each TRA Party shall cooperate with the TRA Party Representative and the applicable Assigning H&F Party in connection therewith (including taking or causing to be taken all such actions as the TRA Party Representative or such H&F Assigning Party deems to be reasonably necessary or appropriate in order to consummate expeditiously such transfer and/or assignment).In connection with any such assignment, the Corporate Taxpayer shall update Schedule I to reflect the Applicable Percentage of the assignor and assignee.

(b)               No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporate Taxpayer and by the TRA Parties who would be entitled to receive at least two-thirds of the total amount of the Early Termination Payments payable to all TRA Parties hereunder if the Corporate Taxpayer had exercised its right of early termination, including the TRA Party Representative; provided, that no such amendment shall be effective if such amendment will have a disproportionate effect on the payments one or more TRA Parties receive under this Agreement unless such amendment is consented in writing by such TRA Parties disproportionately affected who would be entitled to receive at least two-thirds of the total amount of the Early Termination Payments payable to all TRA Parties disproportionately affected hereunder if the Corporate Taxpayer had exercised its right of early termination. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective. For clarity, updates to Schedule I contemplated by Section 7.6(a) shall not be considered an amendment for purposes of this Section 7.6(b).

(c)               All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

Section 7.7.         Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8.         Resolution of Disputes.

(a)               Any and all disputes which are not governed by Section 7.9 and cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or nonperformance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each, a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in Delaware in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the Dispute fail to agree on the selection of an arbitrator within thirty (30) calendar days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in the State of Delaware and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b)               Notwithstanding the provisions of paragraph (a), the Corporate Taxpayer may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each TRA Party (i) expressly consents to the application of paragraph (c) of this Section 7.8 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate and (iii) irrevocably appoints the Corporate Taxpayer as agent of such TRA Party for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise the TRA Party of any such service of process, shall be deemed in every respect effective service of process upon the TRA Party in any such action or proceeding.

(c)               (i) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN THE STATE OF DELAWARE FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 7.8, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another; and

(ii)              The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in the preceding paragraph of this Section 7.8 and such parties agree not to plead or claim the same.

Section 7.9.         Reconciliation. In the event that the Corporate Taxpayer and the TRA Party Representative are unable to resolve a disagreement with respect to the matters governed by Sections 2.2 and 4.2 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer and the TRA Party Representative agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or the TRA Party Representative or other actual or potential conflict of interest. If the Corporate Taxpayer and the TRA Party Representative are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer except as provided in the next sentence. The Corporate Taxpayer and the TRA Party Representative shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the TRA Party Representative’s position, in which case the Corporate Taxpayer shall reimburse the TRA Party Representative for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Corporate Taxpayer’s position, in which case the TRA Party Representative shall reimburse the Corporate Taxpayer for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer and each of the TRA Parties and may be entered and enforced in any court having jurisdiction.

Section 7.10.     Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made.

Section 7.11.     Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a)               If the Corporate Taxpayer is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b)               If any entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder transfers one or more assets to a corporation (or a Person classified as a corporation for United States federal income tax purposes) with which such entity does not file a consolidated tax return pursuant to Section 1501 of the Code or any corresponding provisions of state, local or foreign law (including as a result of any series of transactions or acts), such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the gross fair market value of the transferred asset. For purposes of this Section 7.11(b), a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership. If any member of a group described in Section 7.11(a) that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder deconsolidates from the group (or the Corporate Taxpayer deconsolidated from the group), then the Corporate Taxpayer shall cause such member (or the parent of the consolidated group in a case where the Corporate Taxpayer deconsolidates from the group) to assume the obligation to make Tax Benefit Payments in a manner consistent with the terms of this Agreement as the member actually realizes such Tax Benefits. If a member of a group described in Section 7.11(a) assumes an obligation to make Tax Benefit Payments hereunder, then the initial obligor is relieved of the obligation assumed.

Section 7.12.     Confidentiality.

(a)               Each TRA Party and each of their assignees acknowledge and agree that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporate Taxpayer and its Affiliates and successors learned by the TRA Party heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of any TRA Party in violation of this Agreement) or is generally known to the business community, (ii) the disclosure of information to the extent necessary for the TRA Parties to prepare and file their Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns and (iii) any information a TRA Party discloses to a potential transferee pursuant to Section 7.6 under the terms of a confidentiality agreement to the extent that that such potential transferee agrees to be bound by customary confidentiality provisions with respect to any confidential information of the Corporate Taxpayer. Notwithstanding anything to the contrary herein, (A) neither the TRA Party Representative nor the Corporate Taxpayer shall be required to disclose to any TRA Party any information that it reasonably deems to be confidential pursuant to the terms hereof unless such TRA Party has executed an agreement pursuant to which such TRA Party agrees to be bound by the terms of this Section 7.12 and (B) each TRA Party and each of its assignees (and each employee, representative or other agent of the TRA Party or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Corporate Taxpayer and its Affiliates, and any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the TRA Party relating to such tax treatment and tax structure.

(b)               If any of the TRA Party Representative or any TRA Party or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporate Taxpayer shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporate Taxpayer or any of its Subsidiaries or the TRA Parties and the accounts and funds managed by the Corporate Taxpayer and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13.     TRA Party Representative.

(a)               Appointment. By executing this Agreement, each of the TRA Parties shall be deemed to have irrevocably constituted the TRA Party Representative as his, her or its agent and attorney in fact with full power of substitution to act from and after the date hereof and to do any and all things and execute any and all documents on behalf of such TRA Parties which may be necessary, convenient or appropriate to facilitate any matters under this Agreement, including but not limited to: (i) execution of the documents and certificates required pursuant to this Agreement; (ii) except to the extent specifically provided in this Agreement receipt and forwarding of notices and communications pursuant to this Agreement; (iii) administration of the provisions of this Agreement; (iv) any and all consents, waivers, amendments or modifications deemed by the TRA Party Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (v) amending this Agreement or any of the instruments to be delivered to the Corporate Taxpayer pursuant to this Agreement; (vi) taking actions the TRA Party Representative is expressly authorized to take pursuant to the other provisions of this Agreement; (vii) negotiating and compromising, on behalf of such TRA Parties, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby and executing, on behalf of such TRA Parties, any settlement agreement, release or other document with respect to such dispute or remedy; and (viii) engaging attorneys, accountants, agents or consultants on behalf of such TRA Parties in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto.

(b)               Expenses. If at any time the TRA Party Representative shall incur out of pocket expenses in connection with the exercise of its duties hereunder, upon written notice to the Corporate Taxpayer from the TRA Party Representative of documented costs and expenses (including fees and disbursements of counsel and accountants) incurred by the TRA Party Representative in connection with the performance of its rights or obligations under this Agreement and the taking of any and all actions in connection therewith, the Corporate Taxpayer shall reduce any future payments (if any) due to the TRA Parties hereunder pro rata (based on their respective Applicable Percentages) by the amount of such expenses which it shall instead remit directly to the TRA Party Representative. In connection with the performance of its rights and obligations under this Agreement and the taking of any and all actions in connection therewith, the TRA Party Representative shall not be required to expend any of its own funds (though, for the avoidance of doubt but without limiting the provisions of this Section 7.13(b), it may do so at any time and from time to time in its sole discretion).

(c)               Limitation on Liability. The TRA Party Representative shall not be liable to any TRA Party for any act of the TRA Party Representative arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such TRA Party as a proximate result of the gross negligence, bad faith or willful misconduct of the TRA Party Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of good faith and reasonable judgment). The TRA Party Representative shall not be liable for, and shall be indemnified by the TRA Parties (on a several but not joint basis) for, any liability, loss, damage, penalty or fine incurred by the TRA Party Representative (and any cost or expense incurred by the TRA Party Representative in connection therewith and herewith and not previously reimbursed pursuant to subsection (b) above) arising out of or in connection with the acceptance or administration of its duties under this Agreement, and such liability, loss, damage, penalty, fine, cost or expense shall be treated as an expense subject to reimbursement pursuant to the provisions of subsection (b) above, except to the extent that any such liability, loss, damage, penalty, fine, cost or expense is the proximate result of the gross negligence, bad faith or willful misconduct of the TRA Party Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of good faith and reasonable judgment).

(d)               Actions of the TRA Party Representative. A decision, act, consent or instruction of the TRA Party Representative shall constitute a decision of all TRA Parties and shall be final, binding and conclusive upon each TRA Party, and the Corporate Taxpayer may rely upon any decision, act, consent or instruction of the TRA Party Representative as being the decision, act, consent or instruction of each TRA Party. The Corporate Taxpayer is hereby relieved from any liability to any person for any acts done by the Corporate Taxpayer in accordance with any such decision, act, consent or instruction of the TRA Party Representative.

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IN WITNESS WHEREOF, each of the undersigned parties has duly executed this Agreement as of the date first written above.

Corporate Taxpayer:

Snap One Holdings Corp.

By:
Name:
Title:

TRA Party Representative:

H&F Copper Holdings VIII, L.P.

By:
Name:
Title:

Initial TRA Party:

Crackle Holdings, L.P.

By:
Name:
Title:

[Signature Page to Tax Receivable Agreement]

Schedule I

TRA Party	Applicable Percentage
[ ]	[ ]
[ ]	[ ]

Exhibit A
Form of Joinder

This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as defined below), is by and among Snap One Holdings Corp. a Delaware corporation (including any successor corporation, the “Corporate Taxpayer”), ______________________ (“Transferor”) and ______________________ (“Transferee”).

WHEREAS, on ______________________, Transferee shall acquire ______________________ percent of the Transferor’s right to receive payments that may become due and payable under the Tax Receivable Agreement (as defined below) (the “Acquired Interests”) from Transferor (the “Acquisition”); and

WHEREAS, Transferor, in connection with the Acquisition, has required Transferee to execute and deliver this Joinder pursuant to Section 7.6(a) of the Tax Receivable Agreement, dated as of                , 2021, between the Corporate Taxpayer and the TRA Parties (as defined therein) (the “Tax Receivable Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1 Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Section 1.2 Acquisition. For good and valuable consideration, the sufficiency of which is hereby acknowledged by the Transferor and the Transferee, the Transferor hereby transfers and assigns absolutely to the Transferee all of the Acquired Interests.

Section 1.3 Joinder. Transferee hereby acknowledges and agrees (i) that it has received and read the Tax Receivable Agreement, (ii) that the Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Tax Receivable Agreement and (iii) to become a “TRA Party” (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement.

Section 1.4 Notice. Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Transferee shall be delivered or sent to Transferee at the address set forth on the signature page hereto in accordance with Section 7.1 of the Tax Receivable Agreement.

Section 1.5 Governing Law. This Joinder shall be governed by and construed in accordance with the law of the State of Delaware.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Transferee as of the date first above written.

Snap One Holdings Corp.

By:
Name:
Title:

[TRANSFEROR]

By:
Name:
Title:

[TRANSFEREE]

By:
Name:
Title:

Address for notices: